Exhibit 99.01

Investview (“INVU”) Reports Strong Month of Gross Revenue and Net Operating Income for November 2021 Across Business Divisions – Including the Highest Recorded iGenius Membership Subscription Sales in the Company’s History

Investview Continues Strong Monthly Results Across Business Divisions: November 2021 Gross Revenue Growth of 247% year-over-year to $10.2 million and Operating Income Growth of 426% year-over-year to $3.4 million.

●	Gross Revenue of $10.2 million, up 247% Year-Over-Year November
●	Income from Operations of $3.4 million, up 426% Year-Over-Year November
●	Net Revenue of $9.5 million, up 230% Year-Over-Year November
●	Net Income of $3.6 million (includes non-operating income), down $0.2 million or -4% Year-Over-Year November
●	iGenius Subscription and NDAU Gross Revenue of $8.1 million, up 437% Year-Over-Year November
●	iGenius Membership Subscription Record Gross Revenue of $7.6 million, up 407% Year-Over-Year November
●	SAFETek Bitcoin Mining Gross Revenue of $2.1 million, up 46% Year-Over-Year November
●	Bitcoin Mined over 19 months period ending November 2021, 1,200.18 Bitcoin
●	Digital currency holdings of Bitcoin and NDAU carrying value and fair value as of November 30th, 2021, were $3.7 million and $3.4 million, respectively
●	Cash and Restricted Cash as of November 30th, 2021 was $32.5 million

Eatontown, NJ, December 22, 2021 - Investview, Inc. (OTCQB: INVU), a diversified financial technology company that through its subsidiaries and global distribution network provides financial technology, education tools, content, research, and management of digital asset technologies with a focus on Bitcoin mining and the new generation of digital assets, is pleased to announce strong combined gross revenue and net income across business divisions, with record iGenius membership subscription sales for the month of November 2021.

“iGenius, our global distribution network that provides an ecosystem of leading-edge financial technologies, services, education tools, content and research had strong November results across our various product offerings. Our membership subscription business is healthier than ever, with record breaking subscription gross revenue in November 2021 of $7.6 million, up 407% was the best in iGenius’s history, a result of a 234% increase in membership subscriptions over the same period last year. For the remainder of 2021 and into 2022, we will continue to focus on both the growth and retention of our members and diversification of revenue,” said Chad Garner, iGenius President.

“We continue to be pleased with the results of our business segments, iGenius and SAFETek. Our subsidiary iGenius, which delivers financial education, technology, and research to individuals, recorded its highest gross revenue from subscription sales for the month, a result of continued growth in our subscription membership. Our other subsidiary SAFETek, which operates in the high-speed processing computer space and focuses on Bitcoin mining, repair, hosting, operations and blockchain technologies also had a solid November 2021, with gross revenues increasing 46% over the same period last year. On a consolidated basis for the first 8 months of fiscal year 2022, our gross revenues and net income were $80.4 million up 321% and $24.6 million up 891%, over the same period in the prior year, respectively. The investments in existing services offered and new products launched continue to drive the sizable increases to the top and bottom lines,” said Ralph Valvano, Investview CFO.

Ralph Valvano continued, “As we closed out November, our business segments delivered a strong month with over a 36% operating margin. Our gross revenue grew 247% and income from operations grew 426% or $7.3 million and $4.5 million year-over-year November, respectively. The Company had cash and restricted cash equivalents of $32.5 million as of November 30, 2021, an increase of 2,103% compared with $1.5 million at November 30, 2020. The increase is primarily due to strong income from operations growth.”

“Our November results once again demonstrate the power of our truly disruptive model. We’ve been working hard to deliver on our promises and to grow Investview in an accelerated, yet sustainable fashion for the long-term, and our results demonstrate our ability to do just that,” said Jim Bell, Investview Acting CEO.

November 2021 Financial Highlights

●	Gross Revenue of $10.2 million, up 247% Year-Over-Year November
●	Income from Operations of $3.4 million, up 426% Year-Over-Year November
●	Net Income of $3.6 million (includes non-operating income), down $0.2 million or -4% Year-Over-Year November
●	Digital currency holdings of Bitcoin and NDAU carrying value and fair value as of November 30th, 2021, were $3.7 million and $3.4 million, respectively
●	Cash and Restricted Cash as of November 30th, 2021 was $32.5 million

Note: The numbers included in this release are initial expected results and are un-audited and may differ from numbers reported in our SEC filings due to compliance with US GAAP, and subject to final review by the Company’s independent auditors.

About Investview, Inc.

Investview, Inc. is a diversified financial technology and global distributor organization that operates through its subsidiaries to provide financial education tools, content, research, and management of digital asset technology that mines cryptocurrencies, with a focus on Bitcoin mining and the next generation of digital assets. Investview – driving decentralization of education and finance through a commitment to blockchain technology. For more information on Investview and its family of wholly owned subsidiaries, please visit: www.investview.com.

Forward-Looking Statements

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “should,” “could,” “seek,” “intend,” “plan,” “goal,” “estimate,” “anticipate” or other comparable terms. These forward-looking statements are based on Investview’s current beliefs and assumptions and information currently available to Investview and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. More information on potential factors that could affect Investview’s financial results is included from time to time in Investview’s public reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The forward-looking statements made in this release speak only as of the date of this release, and Investview, Inc. (“INVU”) assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Investor Relations

Contact: Mario Romano

Phone Number: 732.889.4308

Email: pr@investview.com